Exhibit 99.10

Consent of Mitsubishi UFJ Securities Co., Ltd.

November 17, 2009

Board of Directors

7-3, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo

NIPPONKOA Insurance Co., Ltd.

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated July 28, 2009, to the Board of Directors of NIPPONKOA Insurance Co., Ltd. (the “Company”) as Annex C-2 to the Registration Statement of the Company on Form F-4 (the “Registration Statement”) relating to the proposed share exchange involving the Company and Sompo Japan Insurance Inc. and (ii) references made to such opinion in the sections captioned “The Share Exchange—Reasons for the Share Exchange—Determination of Nipponkoa’s Board of Directors” and “The Share Exchange—Reasons for the Share Exchange—Opinions of Nipponkoa’s Financial Advisors” of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Mitsubishi UFJ Securities Co., Ltd.

/s/ JUNICHI ARAI
Junichi Arai
Managing Director
Global Investment Banking Business Unit